                                                Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-104553

                              PROSPECTUS SUPPLEMENT

  To Prospectus dated April 29, 2003 as supplemented by Prospectus Supplements dated May 6, 2003, May 14, 2003, August 21, 2003, August 28, 2003
                             and September 12, 2003

                            (SEC File No. 333-104553)

                                MICROISLET, INC.

This Prospectus Supplement includes the attached Current Report on Form 8-K of MicroIslet, Inc. dated November 3, 2003 filed by us with the Securities and Exchange Commission.

Our common stock is traded on the OTC Bulletin Board under the symbol "MIIS".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ___________________

           The date of this Prospectus Supplement is November 3, 2003

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             FORM 8-K CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                       November 3, 2003 (October 31, 2003)

                                MICROISLET, INC.
               (Exact Name of Registrant as Specified in Charter)

              Nevada                     0-27035                 88-0408274
              ------                     -------                 ----------
 (State or Other Jurisdiction    (Commission File Number)    (IRS Employer
      of Incorporation)                                     Identification No.)

6370 Nancy Ridge Drive, Suite 112, San Diego, California            92121
--------------------------------------------------------            -----
        (Address of Principal Executive Offices)                 (Zip Code)

                                 (858) 657-0287
                                 --------------
              (Registrant's telephone number, including area code)

================================================================================

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         A.       PRIVATE PLACEMENT COMPLETED.

         On October 31, 2003, MicroIslet, Inc. (the "Company"), sold to certain investors an aggregate of 2,322,200 shares of common stock (the "Shares") at a purchase price of $0.50 per share (the "Financing"). Each investor in the Financing was also granted a warrant (the "Warrant") to purchase a number of shares of common stock equal to forty percent (40%) of the Shares purchased by that investor in the Financing. Each Warrant is exercisable until October 31, 2006 at a price of $1.00 per share. The Company also granted to a placement agent a Warrant to purchase 60,000 shares of common stock on the same terms as the Warrants granted to the investors. In total, the Company issued Warrants exercisable for an aggregate of 988,880 shares. The Company also agreed to pay a cash placement agent fee of $35,000.

         1,322,200 of the shares sold in the Financing were sold to a trust affiliated with John J. Hagenbuch, a significant stockholder in the Company. 300,000 of these shares were purchased by Mr. Hagenbuch for cash. The remaining 1,022,200 shares sold to Mr. Hagenbuch's trust were in exchange for the cancellation of two promissory notes held by the trust with an aggregate principal and interest balance of $511,100. As a result of these transactions, Mr. Hagenbuch is now the beneficial owner of approximately 12.6% of the outstanding stock of the Company.

         The Shares and the Warrants were offered and sold without registration under the Securities Act of 1933 to a limited number of accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the Shares and the Warrants and will be placed upon the shares issuable upon exercise of the Warrants unless registered under the Act prior to issuance.

         Pursuant to the terms of the Securities Purchase Agreement signed by the Company and the investors, the Company agreed to prepare and file, within 40 days following October 31, 2003, a registration statement covering the resale of the Shares and the shares issuable upon exercise of the Warrants.

         A complete copy of the Securities Purchase Agreement and the form of Warrant issued pursuant to the Financing are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The summary of the transaction set forth above is qualified in its entirety by reference to such exhibits.

         The gross new cash proceeds received from the Financing were $650,000. Net new cash proceeds of the Financing are expected to be used for working capital purposes.

         This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.
         None

(b)      PRO FORMA FINANCIAL INFORMATION.
         None

(c)      EXHIBITS.

                  10.1     Securities Purchase Agreement

                  10.2     Form of Warrant

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MICROISLET, INC.

Date: November 3, 2003             By:      /s/ Hartoun Hartounian
                                       -----------------------------------------
                                           Hartoun Hartounian
                                           President and Chief Operating Officer

                                  EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
10.1                                  Securities Purchase Agreement
10.2                                  Form of Warrant

                                                                   EXHIBIT 10.1

                                MICROISLET, INC.
                              A NEVADA CORPORATION

                  AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (this "Agreement") dated as of October 31, 2003 is entered into between MicroIslet, Inc., a Nevada corporation (the "Company"), and the purchasers identified on the signature pages hereto (each, a "Purchaser" and collectively, the "Purchasers").

         1. PURCHASE. Subject to the terms and conditions of this Agreement, each Purchaser hereby agrees, severally and not jointly, to purchase and the Company hereby agrees to sell and issue the number of shares of Common Stock of the Company (the "Shares") at Fifty Cents ($0.50) per Share, represented by the purchase price indicated below such Purchaser's name on the signature page of this Agreement (the "Purchase Price"). In addition, each Purchaser shall be granted a warrant, in the form attached hereto as EXHIBIT A (the "Warrant"), to purchase a number of shares (the "Warrant Shares") of the Common Stock of the Company equal to Forty Percent (40%) of the Shares purchased by such Purchaser, at an exercise price of One Dollar ($1.00) per share, exercisable until the third anniversary of the Initial Closing (as defined below). The Shares, the Warrants and the Warrant Shares are collectively referred to herein as the "Securities".

         2. CLOSING.

                  (a) The initial closing of the sale and purchase of the Securities under this Agreement (the "Initial Closing") shall take place on October 31, 2003, at the offices of Procopio, Cory, Hargreaves & Savitch LLP, 530 B Street, San Diego California, or at such other time and place as the parties may agree.

                  (b) At any time on or before the tenth (10th) day following the Initial Closing, the Company may sell up to an aggregate of Three Million (3,000,000) Shares and associated Warrants, inclusive of Shares sold at the Initial Closing. All such sales shall be made at one or more closings (each of the Initial Closing and such subsequent closings, a "Closing") on the terms and conditions set forth in this Agreement, including, without limitation, the representations and warranties by such Purchasers as set forth in Section 6. Any Shares, Warrants and Warrant Shares sold pursuant to this Section 2(b) shall be deemed to be Shares, Warrants and Warrant Shares for all purposes under this Agreement, and any purchasers thereof shall be deemed to be Purchasers for all purposes under this Agreement.

         3. DELIVERIES. Subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased and the Warrant, and each Purchaser will deliver to the Company payment of the Purchase Price in immediately available funds to a bank account to be designated by the Company.

         4. INFORMATION. Each Purchaser has been furnished with and has been given the opportunity to review all information regarding the Company which it has requested and which it deemed necessary for an investment in the Company. Without limiting the generality of the foregoing, each Purchaser has been given access to and has reviewed the Company's Registration Statement on Form SB-2 filed with the Securities Exchange Commission (the "SEC") on September 26, 2003 (the "Form SB-2"). Each Purchaser represents that it is aware that all of the Company's material public filings with the SEC since November 14, 2001 are available via the Internet through the web site maintained by the SEC at www.sec.gov. Each Purchaser understands that: (i) the Form SB-2 and the prospectus therein do not apply to the offer or sale of the Securities, and are provided for information only, (ii) no federal or state agency has passed upon the Securities or has made any finding or determination concerning the fairness or value of the Securities, and (iii) the books and records of the Company are and will continue to be available for inspection by such Purchaser, and any purchaser representative of such Purchaser, at the Company's address listed above.

         5. ILLIQUIDITY OF INVESTMENT; SECURITIES LAWS. Each Purchaser understands that the Securities are not a liquid investment. In particular, each Purchaser understands and acknowledges that:

                  (a) The offering and proposed sale of Securities herein have not been registered or qualified under the Securities Act of 1933, as amended (the "Act") nor under the securities laws of California or any other state. This offering has not been reviewed by the SEC nor has the SEC or any state securities commission or regulatory authority approved, passed upon or endorsed the merits of this offering. The offering and proposed sale of the Securities herein is being made in reliance upon certain securities exemptions, including (i) SEC Regulation D, Rule 506, promulgated under Section 4(2) of the Act, and
         (ii) the exemption set forth in Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the regulations promulgated thereunder.

                  (b) It is believed that the offering and proposed sale of the Securities currently qualifies and will continue to qualify under each such claimed exemption. Because the availability of these exemptions is based upon subjective factors, however, and because the criteria for exemption are subject to interpretation by state or federal regulatory agencies and courts, there is no assurance that such exemptions will be available. If and to the extent that suits for rescission are brought for failure to register this offering or for acts or omissions constituting offenses under the Act or the securities laws of any state, the capital and financial condition of the Company could be adversely affected. In addition, the Company could be adversely affected by the need to defend any such private or governmental action even where the Company ultimately is exonerated.

                  (c) Except as set forth in Section 10 below, the Purchasers will have no right to require registration of the Securities offered and sold hereby under the Act.

                  (d) Each Purchaser's right to transfer the Securities offered and sold hereby will be restricted. These restrictions will require a Purchaser to hold the Securities indefinitely, unless the Securities are subsequently registered under the Act and qualified or registered under other applicable state laws, or unless an exemption from such qualification or registration is available and confirmed by an opinion of counsel acceptable to the Company. After periods of time described below, there may, but will not necessarily, be an exemption available under Section 4(1) of the Act in accordance with SEC Rule 144. As of the date of Agreement, Rule 144 allows for limited sales of restricted securities pursuant to Section 4(1) of the Act after the securities have been held for one year, provided certain conditions are satisfied, including availability of public information about the issuer, restrictions on the amount of securities sold within a three month period, restrictions on the manner of sale, and the filing of a notice with the SEC. Rule 144 currently provides that the foregoing restrictions do not apply to a person who has held securities for two years and who not been an "affiliate" of the issuer during the three months preceding the sale. The term "affiliate" is defined in Rule 144 as a person who directly or indirectly controls, is controlled by or is under common control with the issuer. Executive officers, directors and persons who directly or indirectly own or control over 10% of the stock of an issuer are often deemed to be affiliates. The Company is under no obligation to take steps to ensure the availability of Rule 144, and the Purchasers should not assume that the Securities may be resold at any particular time in the future.

         6. REPRESENTATIONS AND WARRANTIES. Each Purchaser hereby represents and warrants, for itself and not for other Purchasers, as follows:

                  (a) All documents, records, and books pertaining to the investment in the Company and its proposed business, including without limitation the Form SB-2, have been made available to such Purchaser for review.

                  (b) Such Purchaser, or the representatives or advisors of such Purchaser, have had the opportunity to ask questions of and receive answers from the officers of the Company, or persons acting on its behalf, concerning the terms and conditions of this investment, and all such questions have been answered to the full satisfaction of such Purchaser or the representatives or advisors of such Purchaser.

                  (c) Such Purchaser has not been presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio, television or internet advertisement, or any other form of advertising concerning the Securities or the Company.

                  (d) Such Purchaser has received no representations or warranties from the Company, or from any directors, officers, agents, or employees of the Company, and in purchasing the Securities, such Purchaser is relying solely on the investigations made by it.

                  (e) Such Purchaser acknowledges that neither the SEC nor any other state or federal agency has made any determination as to the merits of purchasing the Securities or as to the value of the Securities, and that the purchase of the Securities involves a high degree of risk.

                  (f) Such Purchaser is acquiring the Securities for investment and for such Purchaser's own account or in the capacity set forth on the signature page hereof, and not with a view to any distribution thereof.

                  (g) Such Purchaser understands that the Securities must be held indefinitely unless subsequently registered under the Act and qualified or registered under other applicable state laws or unless an exemption from such qualification or registration is available. Such Purchaser agrees that a notation of these restrictions shall be placed upon the Securities and in the appropriate records of the Company. Such Purchaser understands that except as set forth in Section 10, the Company has made no commitment to take actions to register the Securities or to make available the safe harbor of SEC Rule 144.

                  (h) Such Purchaser understands the risks and other considerations related to the purchase by such Purchaser of the Securities, including without limitation the risk factors set forth in the Form SB-2 under the heading "Risk Factors," and such Purchaser has such knowledge and experience in financial and business matters that such Purchaser (alone or with the aid of the investment advisors of such Purchaser) is capable of evaluating the merits and risks of purchasing the Securities.

                  (i) Such Purchaser has consulted with and relied entirely on such Purchaser's business, financial, and tax advisors in purchasing the Securities and in evaluating the merits and risks of an investment in the Company.

                  (j) Such Purchaser is an accredited investor as that term is defined under Regulation D promulgated under the Act, and has provided true and correct information on the Accredited Investor Questionnaire attached hereto as Exhibit B (the "Accredited Investor Questionnaire").

                  (k) Such Purchaser is able to bear the economic risk of an investment in the Company, has the ability to hold the Securities indefinitely, such Purchaser's overall commitment to investments which are not readily marketable (such as the Securities) is not disproportionate to its net worth, and such Purchaser has the financial ability to suffer a complete loss of its investment in the Securities.

                  (l) Such Purchaser has all requisite power, authority and capacity to purchase and hold the Securities and to execute, deliver and comply with the terms of this Agreement, and such execution, delivery and compliance do not conflict with or constitute a default under any instruments governing such Purchaser, any law, regulation, or order, or any agreement to which such Purchaser is a party or by which such Purchaser may be bound.

                  (m) Such Purchaser understands the meaning and legal consequences of the representations, warranties, covenants and other agreements contained in this Agreement, and understands that the Company has relied upon such representations, warranties, covenants and agreements, including those with respect to compliance with applicable securities laws, rules and regulations, and such Purchaser hereby agrees to indemnify and hold harmless the Company and its respective directors, officers, agents, attorneys and employees, from and against any and all loss, damage or liability, together with all costs and expenses (including attorneys' fees and disbursements), which any of them may incur by reason of any breach of the representations, warranties, covenants or agreements of such Purchaser contained in this Agreement. All representations, warranties and covenants contained in this Agreement, and the indemnification contained in this Section, shall survive the acceptance of this Agreement.

                  (n) Such Purchaser understands that the Company will require substantially more capital than the amount raised in this offering in order to complete the steps necessary to bring any products to market and generate revenues. Such Purchaser acknowledges that these matters are discussed in more detail in the Form SB-2 under the heading "Plan of Operation." Such Purchaser understands that any additional capital raised by the Company may be on terms similar to or different from the terms of this Agreement, and such terms may be more or less favorable to investors than the terms of this Agreement.

                  (o) If the Purchaser is an entity, such Purchaser represents that it was not formed for the sole purpose of making an investment in the Securities.

         EACH PURCHASER HEREBY SWEARS AND AFFIRMS THAT THE REPRESENTATIONS AND STATEMENTS OF SUCH PURCHASER CONTAINED HEREIN ARE TRUE AND ACCURATE.

         7. CONDITIONS TO CLOSING.

                  (a) The obligation of each Purchaser to purchase the Securities is subject to the satisfaction, on or prior to the respective Closing, of the following conditions:

                           (i) The Company shall have performed all obligations
and conditions herein required to be performed or observed by it on or prior to the Closing;

                           (ii) The Company shall have obtained any and all
consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing); and

                           (iii) The Warrant shall have been executed and
delivered by the Company.

                  (b) The obligation of the Company to sell the Securities is subject to the satisfaction, on or prior to the Closing, of the following conditions:

                           (i) The representations and warranties of such
Purchaser contained in Section 6, shall be true on and as of the Closing with the same effect as though such representations and warranties have been made on and as of the Closing; and such Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchaser on or before the Closing;

                           (ii) Such Purchaser shall have completed the
Accredited Investor Questionnaire, and the responses thereto shall be satisfactory to the Company;

                           (iii) Such Purchaser shall have obtained any and all
consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing);

                           (iv) Such Purchaser shall have paid the Purchase
Price.

         8. USE OF PROCEEDS. The proceeds from the transactions contemplated by the Agreement will be used for working capital.

         9. BROKER'S FEES. The Company has agreed to pay a placement fee to World Link Asset Management in the amount of seven percent (7%) of the gross proceeds received under this Agreement by Purchasers introduced to the Company by World Link Asset Management. In addition, the Company has agreed to issue to World Link Asset Management a warrant to purchase a number of shares equal to six percent (6%) of the number of Shares sold under this Agreement to Purchasers introduced to the Company by World Link Asset Management. Such warrant will have an exercise price of One Dollar ($1.00), and will be exercisable for three years following the Initial Closing. Except as set forth above, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this
Section 9 being untrue.

         10. REGISTRATION RIGHTS.

                  (a) Within forty (40) days after the Initial Closing, the Company shall use commercially reasonable efforts to file a Registration Statement under the Act (the "Registration Statement") with the SEC covering the registration of the Shares and the Warrant Shares. In the event the Registration Statement is not filed within such forty (40) day period, the Company shall issue to each Purchaser a number of additional shares of the Company's common stock equal to thirty-three thousandths of one percent (0.033%) of the number of the Shares purchased by such Purchaser, for each day after such forty (40) day period prior to the date of filing of the Registration Statement. The Company shall issue each Purchaser such additional shares, rounded to the nearest whole share, immediately prior to the filing of the Registration Statement.

                  (b) The provisions of this Section 10 shall be the sole and exclusive remedy of the Purchasers for the Company's failure to file the Registration Statement within the time frames set forth above, or otherwise with respect to the registration of the Shares and the Warrant Shares.

                  (c) The Company may require each Purchaser to furnish to the Company a certified statement as to the number of Shares beneficially owned by such Purchaser, the natural person or persons who has or have voting and dispositive control over the Shares held by such Purchaser, and such other information as the Company shall reasonably require, within three business days of the Company's request. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Shares because any Purchaser has failed to furnish such information within three business days of the Company's request, any additional shares to be issued in accordance with paragraph (a) above that are accruing at such time shall be tolled and the obligation to issue such shares shall be suspended, until such information is delivered to the Company.

         11. SUBSEQUENT PLACEMENTS.

                  (a) Prior to the date which is ninety (90) days after the Initial Closing, the Company will not, directly or indirectly, sell, grant any option to purchase, or otherwise dispose of (or announce any sale, grant or any option to purchase or other disposition of any of Common Stock or Common Stock Equivalents (as defined below) pursuant to a private placement (such offer, sale, grant, disposition or announcement being referred to as "Subsequent Placement"), unless the Company delivers to each Purchaser a written notice (the "Subsequent Placement Notice") of its intention to effect such Subsequent Placement, which specifies in reasonable detail all of the material terms of such Subsequent Placement, the amount of proceeds intended to be raised thereunder, the names of the investors (including the investment manager of such investors, if any) and the investment bankers with whom such Subsequent Placement is proposed to be effected, and attached to which shall be a term sheet or similar document. If a Purchaser wises to participate in the Subsequent Placement, it must notify the Company by 6:30 p.m. (New York City time) on the third business day after delivery of the Subsequent Placement Notice of its willingness to provide a stated investment amount, subject to completion of mutually acceptable documentation, up to fifty percent (50%) of such financing to the Company on the same terms set forth in the Subsequent Placement Notice. The Company may consummate the remaining portion of such Subsequent Placement on the terms and to the persons set forth in the Subsequent Placement Notice. The Company shall provide each Purchaser with a second Subsequent Placement Notice and each Purchaser will again have the right of first refusal set forth in this
Section 11(a), if the Subsequent Placement subject to the initial Subsequent Placement Notice is not consummated for any reason on the terms set forth in such Subsequent Notice within sixty (60) days after the date of the initial Subsequent Placement Notice with the person(s) identified in the Subsequent Placement Notice. If the Purchasers indicate in the aggregate a willingness to provide financing in excess of fifty percent (50%) of the amount set forth in the Subsequent Placement Notice, then each participating Purchaser will be entitled to provide financing pursuant to such Subsequent Placement Notice up to an amount equal to such Purchaser's Pro Rata Portion (as defined below) of the Common Stock or Common Stock Equivalents to be issued in such Subsequent Placement. "Pro Rata Portion" is the ratio of (x) fifty percent (50%) of such Purchaser's Purchase Price and (y) the sum of the Purchase Prices paid by Purchasers providing financing pursuant to the Subsequent Placement Notice.

                  (b) The Company's obligations under Section 11(a) shall not apply to any grant or issuance by the Company of any of the following: (i) the sale of Securities pursuant to this Agreement; (ii) the issuance of securities upon the exercise or conversion of any Common Stock Equivalents or any other debt instrument, or the issuance of securities due to the effect of any anti-dilution or repricing provisions contained in securities, issued by the Company prior to the date of this Agreement (or to any amendments or modifications thereof), (iii) the grant of options or warrants, or the issuance of additional securities, under any duly authorized Company stock option, restricted stock plan or stock purchase plan, including any inducement grant to a new executive officer or director, (iv) the issuance of Common Stock or Common Stock Equivalents pursuant to a Strategic Transaction or (v) the issuance of securities to Fusion Capital Fund II pursuant to the Common Stock Purchase Agreement dated April 1, 2003.

                  (c) The term "Strategic Transaction" means a transaction or relationship in which the Company issues shares of Common Stock or Common Stock Equivalents (i) to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising working capital or to an entity whose primary business is investing in securities, or (ii) to a person in connection with any equipment lease or other asset-based lending transaction approved by the Company's Board of Directors in accordance with reasonable business practices.

                  (d) The term "Common Stock Equivalents" means any securities of the Company which entitle the holder thereof to acquire the Company's Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, the Company's Common Stock or other securities that entitle the holder to receive, directly or indirectly, the Company's Common Stock.

         12. GOVERNING LAW. This Agreement is made in San Diego, California and it shall be construed in accordance with and governed in all respects by the laws of the State of California.

         13. SECURITIES LAWS. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR HAVE THEY BEEN QUALIFIED UNDER CALIFORNIA OR ANY OTHER STATE SECURITIES LAWS, RULES OR REGULATIONS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND QUALIFICATION OR REGISTRATION UNDER OTHER APPLICABLE SECURITIES LAWS, RULES, AND REGULATIONS, OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

         14. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         16. ENTIRE AGREEMENT. This Agreement, the Accredited Investor Questionnaire and the Warrant constitute the entire agreement among the parties with respect to the subject matter hereof.

         17. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the Company and Purchasers representing a majority of the total Purchase Price under this Agreement, which amendments or waivers will bind the Company and all Purchasers.

         18. NOTICES. Any notice required or authorized to be given hereunder or any other communications between the parties provided for under the terms of this Agreement shall be in writing and shall be served personally, or by reputable express courier service, or by facsimile transmission addressed to the relevant party at the address stated on the signature page hereto or at any other address provided by that party to the other as its address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served two (2) business days after the same shall have been delivered to the relevant courier, and any notice so given by facsimile transmission shall be deemed to have been received on dispatch. In proving such service, it shall be sufficient to produce the receipt of a reputable courier company showing the correct address of the addressee or prove that the facsimile transmission was followed by an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
                           SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT as of the date first above written.

COMPANY:

MicroIslet, Inc., a
Nevada corporation

By: _______________________________________
Printed Name:______________________________
Its:_______________________________________

Address:  6370 Nancy Ridge Drive, Suite 112
          San Diego, CA 92121

       [AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties have executed this SECURITIES PURCHASE AGREEMENT as of the date first above written.

PURCHASER:

[_____________________________________]

By:
Printed Name:
Its:

Address:______________________________
        ______________________________

Telephone: ___________________________
Facsimile: ___________________________
E-mail: ______________________________

Purchase Price: $_____________________ in cash
                $_____________________ in cancellation of indebtedness
         Total: $_____________________

       [AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE]

                                                                   EXHIBIT 10.2

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT") OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE (THE "LAWS"). THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION AND QUALIFICATION OF THESE SECURITIES UNDER THE ACT AND THE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT AND THE LAWS.

                                WARRANT AGREEMENT

         THIS WARRANT AGREEMENT (this "AGREEMENT") is entered into and effective as of October 31, 2003 (the "EFFECTIVE DATE"), by and between MicroIslet, Inc., a Nevada corporation (the "COMPANY"), and _______________________________
("WARRANTHOLDER").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Warrantholder certify and agree as follows:

         1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK. For value received, the adequacy of which is hereby acknowledged, the Company hereby grants to Warrantholder, and Warrantholder is entitled to, upon the terms and subject to the conditions set forth in this Agreement, a warrant (the "WARRANT") to subscribe for and purchase from the Company a number of shares (the "SHARES") of the Company's common stock, $0.001 par value (the "COMMON STOCK") equal to ____________________ (__________) Shares(1) of the Common Stock at a purchase price of One Dollar ($1.00) per Share (the "EXERCISE PRICE"). This Warrant is being issued pursuant to the Amended and Restated Securities Purchase Agreement dated October 31, 2003, among the Company, the Warrantholder and other Purchasers named therein (the "Purchase Agreement"). Notwithstanding anything to the contrary in this Agreement, the rights under this Warrant are subject to the limitations stated in the Purchase Agreement.

         2. EXPIRATION. The Warrant shall expire and cease to be exercisable at 5:00 p.m. Pacific time on October 31, 2006.(2)

         3. METHOD OF EXERCISE; PAYMENT; ISSUANCE OF SHARES.

                  3.1 Subject to Section 2 hereof, the purchase right represented by the Warrant may be exercised by the Warrantholder, in whole or in part, by tendering to the Company a duly executed Notice of Exercise in the form attached as APPENDIX A at the principal office of the Company and by payment to the Company, by check, of an amount equal to the then applicable Exercise Price multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Agreement, certificates for the

_____________

(1) 40% of number of Shares purchased under Amended and Restated Securities Purchase Agreement.
(2) The last business day before the third anniversary of the Initial Closing, as defined in the Purchase Agreement.

shares of stock so purchased shall be in the name of, and delivered to, Warrantholder, or as Warrantholder may direct (subject to the terms of transfer contained herein). Such delivery shall be made within thirty (30) days after exercise and at the Company's expense. The shares so issued upon exercise of the rights represented by this Agreement shall be duly authorized, validly issued, fully paid and non-assessable.

                  3.2 If, but only if, at any time after one year from the date of this Agreement there is no effective Registration Statement (as defined in the Purchase Agreement) registering the resale of the Shares by the Warrantholder, the Warrant may also be exercised at such time by means of a "cashless exercise" in which the Warrantholder shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

                  (A)  =  the VWAP (as defined below) on the last day of
                          trading of the Common Stock preceding the date of such election;

                  (B)  =  the Exercise Price, as adjusted; and

                  (X)  =  the number of Warrant Shares issuable upon exercise of the Warrant in accordance with the terms of this Agreement.

                  3.3 "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary trading market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time) using the VAP function;
(b) if the Common Stock is not then listed or quoted on one of the trading markets named above, and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by the Company's Board of Directors in good faith.

         4. RESERVATION OF SHARES. The Company shall at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase the Shares as provided in this Agreement.

         5. NO RIGHTS AS STOCKHOLDER. This Agreement does not entitle Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the purchase of the Shares as provided in this Agreement.

         6. ADJUSTMENT RIGHTS. The Exercise Price and the number of Shares purchasable hereunder are subject to adjustment from time to time as follows:

                  6.1 MERGER AND SALE OF ASSETS. If at any time there shall be
(i) a reorganization of the shares of the Common Stock (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or a merger or consolidation of the Company with or into another corporation where the Company is not the surviving corporation, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, whether for stock, cash, or other consideration, lawful provision shall be made so that Warrantholder shall thereafter be entitled to receive upon exercise of its Warrants the number of shares of Common Stock or other securities of the successor corporation resulting from such merger or consolidation to which Warrantholder would have been entitled if the Warrants had been exercised immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interest of Warrantholder after such reorganization, merger, consolidation or sale so that the provisions of this Agreement (including adjustments of the Exercise Price and the number of Shares issuable pursuant to the terms and conditions of this Agreement) shall be applicable after such event, as near as reasonably may be, in relation to any shares deliverable after that event upon the exercise of the Warrants.

                  6.2 RECLASSIFICATION OF SHARES. If the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change all of the outstanding shares of Common Stock into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable hereunder had the Warrantholder exercised its rights with respect to all of the shares then represented by this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

                  6.3 SUBDIVISION OR COMBINATION OF SHARES. If the Company at any time shall combine or subdivide its Common Stock, the Exercise Price shall be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

                  6.4 STOCK DIVIDENDS. If the Company at any time shall pay a dividend payable in the Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend, to a price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of all shares of the Common Stock outstanding immediately prior to such dividend (assuming all convertible securities are then converted into Common Stock) and (ii) the denominator of which shall be the total number of all shares of the Common Stock outstanding immediately after such dividend (assuming all convertible securities are then converted into Common Stock). Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common

Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

         7. WARRANT NONTRANSFERABLE. The Warrant may not be sold, pledged, assigned or transferred in any manner without the written consent of the Company.

         8. RESTRICTED SHARES/LEGEND. Warrantholder understands that the Shares issuable upon the exercise of the Warrant under this Agreement shall be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, and shall bear a legend in the form substantially as follows:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE (THE "LAWS"). THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION AND QUALIFICATION OF THESE SECURITIES UNDER THE ACT AND THE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT AND THE LAWS.

         9. MISCELLANEOUS.

                  9.1 GOVERNING LAW. This Agreement is entered into in San Diego, California, shall be performed in California, and shall be interpreted, enforced and adjudicated in San Diego, California under the internal laws of the State of California without regard to California's conflict-of-law provisions.

                  9.2 ENTIRE AGREEMENT. This Agreement and the Purchase Agreement constitute the final, complete and exclusive agreement between the parties pertaining to the subject of this Agreement, and supersede all prior and contemporaneous agreements. This Agreement represents the Warrant required to be delivered pursuant to the Purchase Agreement. None of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. Any changes or supplements to this Agreement must be in writing and signed by the Company and the Warrantholder.

                  9.3 ASSIGNMENT. Not in derogation of Section 7 hereof, this Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

                  9.4 NOTICES, ETC. All notices, requests, demands or other communications that are required or permitted under this Agreement shall be given in accordance with Section 18 of the Purchase Agreement, and shall be deemed received as set forth therein.

                  9.5 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other document referenced in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

                  9.6 TIME IS OF THE ESSENCE. Time is absolutely of the essence in construing each provision of this Agreement.

                  9.7 INTERPRETATION. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

                  9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A faxed signature shall be as valid as an originally executed signature.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

                                MICROISLET, INC.,
                                a Nevada corporation

                                By:
                                     ------------------------------------------
                                     John F. Steel IV, Chief Executive Officer

                            [WARRANT SIGNATURE PAGE]

                                   Appendix A
                                   ----------

                               Notice of Exercise
                               ------------------

To:      Chief Financial Officer
         MicroIslet, Inc.

1. The undersigned hereby elects to purchase ________ Warrant Shares of MicroIslet, Inc. pursuant to the terms of the attached Warrant Agreement dated October 31, 2003, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes.

2.       Payment shall take the form of (check applicable box):

         [ ] in lawful money of the United States; or

         [ ] the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in Section 3.2, to exercise the Warrant with respect to the maximum number of Shares purchasable pursuant to the cashless exercise procedure set forth in Section 3.2 (available only to the extent specified in Section 3.2).

3. The Warrantholder is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

4. Please issue a certificate representing the shares of the Common Stock in the name of the undersigned or in such other name as is specified below:

                  Name:    ________________________________________
                  Address: ________________________________________
                           ________________________________________
                  Taxpayer I.D No.: _______________________________

                                  WARRANTHOLDER

                                  By: ________________________________________
                                      Name:___________________________________
                                      Title:__________________________________

                                  Date:_______________________________________